UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	November 24, 2015

Lionbridge Technologies, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-26933	04-3398462
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1050 Winter Street, Suite 2300, Waltham, Massachusetts		02451
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	781-434-6000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On November 24, 2015, Lionbridge Technologies, Inc., a Delaware corporation ("Lionbridge"), entered into an agreement (the "Agreement") with Glen Capital Partners Focus Fund, L.P., Glen Capital Partners LLC, Glen Capital Partners GP LLC, Gregory L. Summe and Leon G. Cooperman (collectively, the "Investors") , which have a combined economic exposure and voting power of approximately 7.1% of the outstanding shares of Lionbridge’s common stock. Under the Agreement, Lionbridge agreed to appoint James A. Quella, Senior Advisor to The Blackstone Group, to the Lionbridge’s Board of Directors (the "Board") with a term expiring at the 2016 annual meeting of Lionbridge stockholders (the "2016 Annual Meeting") and to the Board’s Nominating and Compensation Committee. Lionbridge has also agreed to nominate Mr. Quella for election as director of Lionbridge at the 2016 Annual Meeting, and to recommend that Lionbridge’s stockholders vote in favor of the election of Mr. Quella at the 2016 Annual Meeting.
Under the Agreement, the Investors have agreed to vote, or cause to be voted, all shares of Lionbridge’s common stock owned by the Investors or their affiliates in favor of the directors nominated by the Board at the 2016 Annual Meeting, and at any subsequent annual meeting of Lionbridge stockholders at which Mr. Quella or his replacement has been nominated by the Board for re-election as a director and otherwise in accordance with the Board’s recommendation on any proposal other than proposals on an extraordinary transaction involving Lionbridge.
Under the Agreement, the Investor have agreed to certain standstill restrictions described below from November 24, 2015 through until the date that is 10 days prior to the advance notice deadline for submission of director nominations for Lionbridge’s 2018 annual meeting of stockholders pursuant to Lionbridge’s bylaws. These standstill restrictions include not (i) engaging in any solicitation of proxies or consents with respect to the election or removal of directors; (ii) knowingly encouraging or advising any person with respect to the giving or withholding of any proxy, consent or other authority to vote; (iii) forming or joining a "group" (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934 (the "Exchange Act")) with respect to the common stock and other voting securities of Lionbridge; (iv) beneficially owning more than 9.99% of the voting power of, or economic exposure to, the common stock of Lionbridge; (v) selling voting rights decoupled from the underlying common stock of Lionbridge; (vi) making or participating in any tender offer, exchange offer, merger, consolidation, acquisition, business combination, recapitalization, restructuring, liquidation, dissolution or extraordinary transaction involving Lionbridge and its subsidiaries; (vi) seeking, alone or in concert with others, representation on the Board or the removal of any member of the Board, except as provided in the Agreement; (vii) making any stockholder proposal; (viii) requesting books or records of Lionbridge; or (x) instituting any litigation, arbitration or other proceeding against Lionbridge. Notwithstanding the foregoing, the Investors are permitted to make stockholder proposal for inclusion in Lionbridge’s proxy materials pursuant to Rule 14a-8 under the Exchange Act for Lionbridge’s 2018 annual meeting of stockholders.

The foregoing description of the terms and conditions of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement, a copy of which is attached to this Current Report as Exhibit 10.1 and incorporated herein by reference. A press release, dated November 24, 2015, announcing entry into the Agreement is attached as Exhibit 99.1 to this Current Report and is incorporated into this Item 1.01 by reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As a result of his appointment to the Board and to the Nominating and Compensation Committee described in Item 1.01 above (which disclosure is incorporated into this Item 5.02 by reference), Mr. Quella will be entitled to the non-employee director compensation described under the heading Non-Management Director Compensation for Fiscal 2014 beginning on page 51 of Lionbridge’s 2015 Proxy Statement. Lionbridge intends to enter into an indemnification agreement with Mr. Quella in substantially the same form entered into with the other members of the Board.
There are no family relationships between Mr. Quella and any director or executive officer of Lionbridge, and Mr. Quella has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Effective as of November 24, 2015, the Board of Directors amended and restated the By-Laws of the Company to provide for majority voting of directors in uncontested elections.
The foregoing description of the Amended and Restated By-Laws does not purport to be complete and is qualified in its entirety by reference to the full text of the Amended and Restated By-Laws, a copy of which is attached to this Current Report as Exhibit 3.1 and incorporated herein by reference.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Lionbridge Technologies, Inc.

November 24, 2015	By:	Margaret A. Shukur

Name: Margaret A. Shukur
Title: SVP and General Counsel

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Exhibit Index

Exhibit No.	Description

3.1	Amended and Restated Bylaws
10.1	Agreement by and among Lionbridge Technologies, Inc., Glen Capital Partners and the other parties named therein dated as of November 24, 2015
99.1	Press Release dated November 24, 2015